SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is entered into as of this 31st day of December, 2024, by and among New Generation Consumer Group, Inc., a Delaware corporation (“NGCG”), Signature Apps, Inc., a Colorado corporation (“Acquired Company”), and Raadr, Inc., a Nevada corporation and the owner of Acquired Company (“Owner”).

RECITALS

WHEREAS, this Agreement, when consummated, will result in Acquired Company’s having undergone a change in control; and

WHEREAS, the Board of Directors of Owner has determined that an acquisition of all of the issued and outstanding shares of capital stock of Acquired Company by NCGC through a share exchange upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”) satisfies an post-closing condition under an agreement to which Owner is subject; and

WHEREAS, and the Boards of Directors of NGCG, Acquired Company and Owner have each approved this Agreement; and

WHEREAS, pursuant to the Share Exchange, all of the right, title and interest in and to all of the issued and outstanding shares of capital stock of Acquired Company (the “Ownership Interest”) will be exchanged for 100,000,000 shares of common stock of NGCG (the “Exchange Shares”); and

WHEREAS, NGCG desires to purchase from Owner and Owner desires to sell to NGCG, in a transaction qualifying as a tax-free sale of stock-for-stock reorganization of Seller under Internal Revenue Code (the “Code”) Section 368(a)(1)(B), the Ownership Interest in exchange for the Exchange Shares, as provided for herein; and

WHEREAS, NGCG, Acquired Company and the Owner desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

Article I – The Exchange

1.1Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Closing (defined below), the parties shall do the following:

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(a)Acquired Company shall cause the Owner to convey, assign and transfer the Ownership Interest to NGCG by delivering to NGCG duly executed assignments in proper form for transfer. The Ownership Interest transferred to NGCG at the Closing shall constitute 100% of the issued and outstanding shares of capital stock of Acquired Company.

(b)As consideration for its acquisition of the Ownership Interest, NGCG shall issue the Exchange Shares to the Owner by delivering a book entry record to the Owner evidencing the Exchange Shares (the “Exchange Shares Certificate”).

1.2Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing date of the Exchange (the “Closing”) will take place on December 31, 2024 (the “Closing Date”).

1.3Reorganization.

(a)Following the Closing, Jacob DiMartino shall remain the sole officer and director of Acquired Company.

(b)If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in NGCG the title to any property, rights, privileges, powers and franchises of Acquired Company by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in NGCG, and otherwise to carry out the provisions of this Agreement.

Article II – Compliance with Applicable Securities Laws

2.1Covenants, Representations and Warranties of the Owner.

(a)Owner acknowledges and agrees that it is acquiring the Exchange Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Exchange Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”)) directly or indirectly unless:

(1)the sale is to NGCG; or

(2)the Exchange Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the seller has furnished to NGCG an opinion of counsel to that effect or such other written opinion as may be reasonably required by NGCG.

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(b)Owner acknowledges and agrees that the book entry record representing the Exchange Shares shall bear a restrictive legend, substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

(c)Owner represents and warrants that it:

(1)is not aware of any advertisement of, or other form or general solicitation with respect to, any of the Exchange Shares being issued hereunder;

(2)acknowledges and agrees that NGCG will refuse to register any transfer of the Exchange Shares not made pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state and provincial securities laws; and

(3)acknowledges and agrees to NGCG making a notation on its records or giving instructions to the registrar and transfer agent of NGCG in order to implement the restrictions on transfer set forth and described herein.

Article III – Representations and Warranties

3.1Representations and Warranties of Acquired Company and the Owner. As a material inducement for NGCG to enter into this Agreement and to consummate the transactions contemplated hereby, Acquired Company and the Owner hereby make the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by NGCG regardless of any investigation made or information obtained by NGCG (unless and to the extent specifically and expressly waived in writing by NGCG on or before the Closing Date):

(a)Organization, Standing and Power. Acquired Company is duly organized, validly existing and in good standing under the laws of the State of Colorado. Owner is duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)Subsidiaries. Acquired Company has no subsidiaries.

(c)Corporate Documents. Schedule 3.1(c) contains true and correct copies of the Articles of Incorporation and bylaws of Acquired Company, each as amended to date.

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(d)Ownership Interest. The Ownership Interest represents 100% of the issued and outstanding shares of capital stock of Acquired Company. Except as set forth in Schedule 3.1(d) Acquired, Acquired Company warrants that there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Acquired Company. There are no rights, commitments, agreements, arrangements or undertakings of any kind to which Acquired Company is a party or by which it is bound obligating Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional ownership interests of Acquired Company or obligating Acquired Company to issue, grant, extend or enter into any such right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Acquired Company to repurchase, redeem or otherwise acquire or make any payment in respect of the capital stock of Acquired Company.

(e)Capitalization of Acquired Company. Schedule 3(e) sets forth the issued and outstanding shares of capital stock of Acquired Company (the Ownership Interest). All of Acquired Company’s issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid and non-assessable.

(f)Authority; Non-contravention. Acquired Company and Owner have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquired Company and Owner and the consummation by Acquired Company and Owner of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary action on the part of Acquired Company and Owner. This Agreement has been duly executed and when delivered by Acquired Company and Owner shall constitute a valid and binding obligation of Acquired Company and Owner, enforceable against Acquired Company and Owner, as applicable, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Acquired Company under, (1) the articles of incorporation or bylaws of Acquired Company, (2) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquired Company, its properties or assets, or (3) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Acquired Company, its properties or assets, other than, in the case of clauses (2) and (3), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Acquired Company or could not prevent, hinder or materially delay the ability of Acquired Company to consummate the transactions contemplated by this Agreement.

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(g)Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Acquired Company in connection with the execution and delivery of this Agreement by Acquired Company or the consummation by Acquired Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”) or pursuant to the rules of OTC Markets.

(h)Financial Statements.

(1)At Closing, NGCG will have received from Acquired Company a copy of its unaudited financial statements for the years ended December 31, 2023 and 2022, and for the year ended December 31, 2024 (collectively, the “Acquired Company Financial Statements”). The Acquired Company Financial Statements fairly present the financial condition of Acquired Company at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims, debts and liabilities of Acquired Company, fixed or contingent, and of whatever nature.

(2)Since the date of the latest-dated Acquired Company Financial Statements, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Acquired Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operation or prospects, of Acquired Company except in the ordinary course of business.

(3)Since the date of the latest-dated Acquired Company Financial Statements, Acquired Company has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any securities of Acquired Company, and has not granted or agreed to grant any other right to subscribe for or to purchase any securities of Acquired Company or has incurred or agreed to incur any indebtedness for borrowed money.

(i)Absence of Certain Changes or Events. Since the date of the latest-dated Acquired Company Financial Statements, Acquired Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(1)material adverse change with respect to Acquired Company including any amendments to its formation and governance documents;

(2)event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without prior consent of NGCG;

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(3)condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Acquired Company to consummate the transactions contemplated by this Agreement;

(4)incurrence, assumption or guarantee by Acquired Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to NGCG in writing;

(5)creation or other incurrence by Acquired Company of any lien on any asset other than in the ordinary course consistent with past practices;

(6)transaction or commitment made, or any contract or agreement entered into, by Acquired Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Acquired Company of any contract or other right, in either case, material to Acquired Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(7)labor dispute, other than routine, individual grievances, or, to the knowledge of Acquired Company, any activity or proceeding by a labor union or representative thereof to organize any employees of Acquired Company or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(8)payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(9)write-offs or write-downs of any assets of Acquired Company;

(10)creation, termination or amendment of, or waiver of any right under, any material contract of Acquired Company;

(11)damage, destruction or loss having, or reasonably expected to have, a material adverse effect on Acquired Company;

(12)other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Acquired Company; or

(13)agreement or commitment to do any of the foregoing.

(j)Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Acquired Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

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(k)Litigation; Labor Matters; Compliance with Laws.

(1)Except as set forth in Schedule 3(k)(1), there is no suit, action or proceeding or investigation pending or, to the knowledge of Acquired Company, threatened against or affecting Acquired Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Acquired Company or prevent, hinder or materially delay the ability of Acquired Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Acquired Company having, or which, insofar as reasonably could be foreseen by Acquired Company, in the future could have, any such effect.

(2)Acquired Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Acquired Company.

(3)The conduct of the business of Acquired Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(l)Benefit Plans. Acquired Company is not a party to any Benefit Plan under which Acquired Company currently has an obligation to provide benefits to any current or former employee, officer or director of Acquired Company. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, ownership plan with respect to any membership interest, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, severance pay, termination, salary continuation, or employee assistance plan.

(m)Tax Returns and Tax Payments.

(1)Acquired Company has timely filed with the appropriate taxing authorities all Tax Returns, as that term is hereinafter defined, required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes, as that term is hereinafter defined, due and owing by Acquired Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Acquired Company is not currently the beneficiary of any extension of time

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within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to Acquired Company by a taxing authority in a jurisdiction where Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Since inception, Acquired Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(2)No material claim for unpaid Taxes has been made or become a lien against the property of Acquired Company or is being asserted against Acquired Company, no audit of any Tax Return of Acquired Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Acquired Company and is currently in effect. Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(3)As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “ Tax Return “ shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

(n)Environmental Matters. Acquired Company is in compliance with all Environmental Laws in all material respects. Acquired Company has not received any written notice regarding any violation of any Environmental Laws, as that term is hereinafter defined, including any investigatory, remedial or corrective obligations. Acquired Company holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on Acquired Company, and is in compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects. No releases of Hazardous Materials, as that term is hereinafter defined, have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Acquired Company or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to Acquired Company. Acquired Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to Acquired Company. Acquired Company has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on Acquired Company. There are no past, pending or threatened claims under Environmental Laws against Acquired Company and Acquired Company is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Acquired Company pursuant to Environmental Laws. “Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state

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laws. “Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

(o)Material Contracts. All Material Contracts copies of which have been furnished to NGCG. Acquired Company is not, or has not received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, as that term is hereinafter defined; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

(p)Properties. Acquired Company has no real property. Any facilities held under lease by Acquired Company is held by it under valid, subsisting and enforceable leases of which Acquired Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(q)Intellectual Property.

(1)As used in this Agreement, the term “Trademarks” means trademarks, service marks, trade names, internet domain names, designs, slogans, and general intangibles of like nature; the term “Trade Secrets” means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term “ Intellectual Property “ means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term “Company License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which Acquired Company is a party or otherwise bound; and the term “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(2)Acquired Company owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its respective businesses as now being conducted. To the knowledge of Acquired Company, none of Acquired Company’s Intellectual Property or License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Acquired Company or its successors.

(r)Affiliate Transactions. Except as set forth in Schedule 3(r), no officer, director or employee of Acquired Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with Acquired Company or any

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interest in any of their property of any nature, used in or pertaining to the business of Acquired Company. None of the foregoing persons has any direct or indirect interest in any competitor, supplier or customer of Acquired Company or in any person from whom or to whom Acquired Company leases any property or transacts business of any nature.

(s)Undisclosed Liabilities. Except as set forth in Schedule 3(s), Acquired Company has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise.)

(t)Full Disclosure. All of the representations and warranties made by Acquired Company in this Agreement, and all statements set forth in the certificates delivered by Acquired Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by Acquired Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to NGCG or its representatives by or on behalf of any of Acquired Company or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.2Representations and Warranties of NGCG. As a material inducement for Acquired Company and Owner to enter into this Agreement and to consummate the transactions contemplated hereby, NGCG hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by Acquired Company regardless of any investigation made or information obtained by Acquired Company (unless and to the extent specifically and expressly waived in writing by Acquired Company on or before the Closing Date):

(a)Organization, Standing and Corporate Power. NGCG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. NGCG is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to NGCG.

(b)Subsidiaries. NGCG has no subsidiaries.

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(c)Capitalization of NGCG. The authorized capital stock of NGCG consists of (1) 2,000,000,000 share of common stock, par value $0.001 per share, of which 1,621,272,777 shares are issued and outstanding, and (2) 1,000,000 shares of preferred stock, par value $0.001 per share, all of which are designated Series A-2 Preferred Stock and 1,000,000 shares of which are issued and outstanding. All of NGCG’s issued and outstanding shares have been duly authorized, are validly issued, fully paid and non-assessable.

Except as set forth in Schedule 3.2(c), there are no other shares of NGCG capital stock issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. Except as set forth in Schedule 3.2(c), no shares of capital stock or other equity securities of NGCG are issued, reserved for issuance or outstanding.

The Exchange Shares will be, when issued, duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights and issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d)Corporate Authority; Non-contravention. NGCG has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

The execution and delivery of this Agreement by NGCG and the consummation by NGCG of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of NGCG.

This Agreement has been duly executed and when delivered by NGCG shall constitute a valid and binding obligation of NGCG, enforceable against NGCG in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of NGCG under (1) its articles of incorporation, bylaws, or other charter documents; (2) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to NGCG,its properties or assets; or (3) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to NGCG, its properties or assets, other than, in the case of clauses (2) and (3), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to NGCG or could not prevent, hinder or materially delay the ability of NGCG to consummate the transactions contemplated by this Agreement.

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(e)Government Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to NGCG in connection with the execution and delivery of this Agreement by NGCG, or the consummation by NGCG of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the Securities Act or the Exchange Act.

(f)Financial Statements.

(1)The unaudited financial statements of NGCG included in the reports, schedules, forms, statements and other documents filed by NGCG with the SEC and OTC Markets (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “NGCG Financial Information”) comply as to form in all material respects with applicable accounting requirements and the published rules of OTC Markets with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of NGCG and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended. Except as set forth in the NGCG Financial Information, at the date of the most recent unaudited financial statements of NGCG included in the NGCG Financial Information, NGCG has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to NGCG.

(2)NGCG has made the following financial information (the NGCG Financial Information) available to Acquired Company:

(A)unaudited balance sheet and statements of income, changes in stockholders’ equity and cash flow as of and for the years ended December 31, 2023 and 2022;

(B)unaudited balance sheet and statements of income, changes in stockholders’ equity and cash flow as of and for the nine months ended September 30, 2024 (the “NGCG Interim Statements”); and

(C)The NGCG Financial Information presents fairly the financial condition of NGCG as of such dates and the results of operations of NGCG for such periods, in accordance with GAAP and are consistent with the books and records of NGCG (which books and records are correct and complete).

(g)Events Subsequent to NGCG Interim Statements. Since the date of the NGCG Interim Statements, there has not been, occurred or arisen, with respect to NGCG:

(1)any change or amendment in its Articles of Incorporation and/or Bylaws;

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(2)any reclassification, split-up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock, except changes made in relation to the transactions contemplated by this Agreement;

(3)any direct or indirect redemption, purchase or acquisition by any person of any of its capital stock or of any interest in or right to acquire any such stock;

(4)any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(5)any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(6)the organization of any subsidiary or the acquisition of any shares of capital stock by any person or any equity or ownership interest in any business;

(7)any damage, destruction or loss of any of its properties or assets whether or not covered by insurance;

(8)any sale, lease, transfer or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(9)the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(10)any acceleration, termination, modification, or cancellation of any agreement, contract lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

(11)any security interest or encumbrance imposed upon any of its assets, tangible;

(12)any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans and acquisitions) involving more than $2,500 and outside the ordinary course of business;

(13)any issuance of any note, bond or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $2,500;

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(14)any delay or postponement of the payment of accounts payable or other liabilities;

(15)any loan to, or any entrance into any other transaction with, any of its directors, officers and employees either involving more than $500 individually or $2,500 in the aggregate;

(16)any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(17)any taking of other action or entrance into any other transaction other than in the ordinary course of business, or entrance into any transaction with any insider of NGCG, except as disclosed in this Agreement and any disclosures schedules;

(18)any other event or occurrence that may have or could reasonably be expected to have a material adverse effect on NGCG (whether or not similar to any of the foregoing); or

(19)any agreement, whether in writing or otherwise, to do any of the foregoing.

(h)Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by NGCG to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(i)Litigation; Labor Matters; Compliance with Laws.

(1)There is no suit, action or proceeding or investigation pending or, to the knowledge of NGCG, threatened against or affecting NGCG or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to NGCG or prevent, hinder or materially delay the ability of NGCG to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against NGCG having, or which, insofar as reasonably could be foreseen by NGCG, in the future could have, any such effect.

(2)The conduct of the business of NGCG complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(j)Contracts. Except as set forth in Schedule 3.2(j), NGCG has no written or oral contracts, understandings, agreements and other arrangements executed by an officer or duly authorized employee of NGCG or to which NGCG is a party, except for this Agreement.

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(k)SEC and OTC Markets Reports and Financial Statements. NGCG has filed with the SEC and OTC Markets all reports and other filings required to be filed by NGCG in accordance with the rules of the SEC and OTC Markets (the “NGCG Reports”). As of their respective dates, the NGCG Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such NGCG Reports and, except to the extent that information contained in any NGCG Report has been revised or superseded by a later NGCG Report filed and publicly available prior to the date of this Agreement, none of the NGCG Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NGCG included in NGCG Reports were prepared from and are in accordance with the accounting books and other financial records of NGCG, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of NGCG as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as set forth in the NGCG Reports, NGCG has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the ordinary course of business. The NGCG Reports accurately disclose (1) the terms and provisions of all stock option plans, (2) transactions with Affiliates and (3) all material contracts. If at any time prior to Closing should NGCG become delinquent in any required filings with the SEC and/or OTC Markets, NGCG represents and warrants that such filings shall be brought current in no less than 10 business days from the due date. Until such time as the filing is brought current, NGCG will promptly file any and all reports required to advise the SEC of the failure to file the reports when due.

(l)Board Determination. The Board of Directors of NGCG has unanimously determined that the terms of the Share Exchange are fair to and in the best interests of NGCG and its shareholders.

(m)Required NGCG Share Issuance Approval. NGCG represents that the issuance of the Exchange Shares to Owner will be in compliance with the DGCL and the Bylaws of NGCG, as well as federal and state securities laws.

(n)Undisclosed Liabilities. Except as set forth in Schedule 3.2(n), NGCG has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the NGCG Reports incurred in the ordinary course of business.

(o)Full Disclosure. All of the representations and warranties made by NGCG in this Agreement, and all statements set forth in the certificates delivered by NGCG at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under

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which they were made, misleading. The copies of all documents furnished by NGCG pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Acquired Company or its representatives by or on behalf of NGCG in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(p)Powers of Attorney. There are no outstanding powers of attorney executed on behalf of NGCG.

Article IV – Covenants Relating to Conduct of Business Prior to Share Exchange

4.1Conduct of Acquired Company and NGCG. From the date of this Agreement and until the Closing, or until the prior termination of this Agreement, Acquired Company and NGCG shall not, unless mutually agreed to in writing:

(a)engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Closing;

(b)sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c)fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing;

(d)suffer or permit any material adverse change to occur with respect to Acquired Company and NGCG or their business or assets; and

(e)make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

4.2Current Information.

(a)During the period from the date of this Agreement to the Closing, each Party shall promptly notify each other Party of any (1) significant change in its ordinary course of business, (2) proceeding, or the institution or threat of proceedings, in each case involving the Parties the outcome of which, if adversely determined, could be expected to have a material adverse effect on the Party, taken as a whole or (3) event which such Party reasonably believes could be expected to have a material adverse effect on the ability of any party hereto to consummate the Share Exchange.

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(b)During the period from the date of this Agreement to the Closing, NGCG shall promptly notify Acquired Company of any correspondence received from the SEC or OTC Markets and shall deliver a copy of such correspondence to Acquired Company within one (1) business day of receipt.

4.3Material Transactions. Prior to the Closing, neither Acquired Company nor NGCG will, without first obtaining the written consent of the other parties hereto:

(a)amend its Articles of Incorporation or Bylaws or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

(b)place on any of its assets or properties any pledge, charge or other encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the ordinary course of business or as otherwise disclosed herein;

(c)guarantee the obligation of any person, firm or corporation, except in the ordinary course of business;

(d)make any loan or advance in excess of $2,500 in the aggregate or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(e)violate any applicable law which violation might have a material adverse effect on such party;

(f)except in the ordinary course of business, enter into any agreement or transaction with any of such party’s affiliates; or

(g)engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

Article V – Additional Agreements

5.1Access to Information; Confidentiality.

(a)Acquired Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to NGCG and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its and to Acquired Company’s properties, books, contracts, commitments, personnel and records and, during such period, Acquired Company shall, and shall cause its officers, employees and representatives to, furnish promptly to NGCG all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time

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reasonably request. For the purposes of determining the accuracy of the representations and warranties of NGCG set forth herein and compliance by NGCG of its obligations hereunder, during the period prior to the Effective Time, NGCG shall provide Acquired Company and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable Acquired Company to confirm the accuracy of the representations and warranties of NGCG set forth herein and compliance by NGCG of its obligations hereunder, and, during such period, NGCG shall, and shall cause its officers, employees and representatives to, furnish promptly to Acquired Company upon its request (1) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (2) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.

Except as required by law, each of Acquired Company and NGCG will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information in confidence.

(b)No investigation pursuant to this Section 5.1 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.2Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated by this Agreement. NGCG and Acquired Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Share Exchange.

5.3Public Announcements. NGCG, on the one hand, and Owner, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.4Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.5No Solicitation. Except as previously agreed to in writing by the other party, neither Acquired Company nor NGCG shall authorize or permit any of its officers, directors, agents, representatives, or advisors to solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter

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concerning any exchange, merger, consolidation, business combination, recapitalization or similar transaction involving Acquired Company or NGCG, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Share Exchange or which would or could be expected to dilute the benefits to either Acquired Company or NGCG of the transactions contemplated hereby. Acquired Company or NGCG will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

Article VI – Conditions Precedent

6.1Conditions to Each Party’s Obligation to Effect the Share Exchange. The obligation of each party to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Share Exchange that makes consummation of the Share Exchange illegal.

(b)Governmental Approvals.

(1)As to NGCG and Acquired Company. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on NGCG or Acquired Company shall have been obtained, made or occurred.

(2)As to Owner. All required approvals required by local rules and regulations, stock market rules and regulations and corporate governance requirements, including the issuance of any and all required communications with respect thereto, as well as all other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on the Owner shall have been obtained, made or occurred.

(c)No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (1) pertaining to the transactions contemplated by this Agreement or (2) seeking to prohibit or limit the ownership or operation by Acquired Company or NGCG, or to dispose of or hold separate any material portion of the business or assets of Acquired Company or NGCG.

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6.2Conditions Precedent to Obligations of NGCG. The obligation of NGCG to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)Representations, Warranties and Covenants. The representations and warranties of Acquired Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and Acquired Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Time.

(b)Consents. NGCG shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c)No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of Acquired Company that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Acquired Company.

(d)Board Resolutions. NGCG shall have received resolutions duly adopted by Acquired Company’s board of directors approving the execution, delivery, and performance of the Agreement and the transactions contemplated by the Agreement.

(e)Due Diligence Investigation. NGCG shall be reasonably satisfied with the results of its due diligence investigation of Acquired Company in its sole and absolute discretion.

6.3Conditions Precedent to Obligation of Acquired Company. The obligation of Acquired Company to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)Representations, Warranties and Covenants. The representations and warranties of NGCG in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and NGCG shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

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(b)Consents. Acquired Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c)No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of NGCG that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on NGCG.

(d)Board Resolutions. Acquired Company shall have received resolutions duly adopted by NGCG’s board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.

(e)Due Diligence Investigation. Acquired Company shall be reasonably satisfied with the results of its due diligence investigation of NGCG in its sole and absolute discretion.

Article VII – Closing

7.1NGCG shall make the following deliveries at the Closing. To consummate the transaction, NGCG shall, at the Closing, make the following deliveries:

(a)Executed Closing Certificate, in the form of Exhibit A attached hereto;

(b)Executed written consent of the Board of Directors or NGCG authorizing this Agreement and the issuance of the Exchange Shares; and

(c)The Exchange Shares, in the form of the Exchange Shares Certificate.

7.2Acquired Company and the Owner shall make the following deliveries at the Closing. To consummate the transaction Acquired Company and the Owner shall, at Closing, make the following deliveries:

(a)Executed Closing Certificate, in the form of Exhibit B attached hereto; and

(b)The Ownership Interest, duly assigned to NGCG.

Article VIII – Termination, Amendment and Waiver

8.1Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Share Exchange:

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(a)by mutual written consent of NGCG and Acquired Company;

(b)by either NGCG or Acquired Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and non-appealable;

(c)by either NGCG or Acquired Company if the Share Exchange shall not have been consummated on or before January 31, 2025 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time).

(d)by NGCG, if a material adverse change shall have occurred relative to Acquired Company (and not curable within 10 days);

(e)by Acquired Company, if a material adverse change shall have occurred relative to NGCG (and not curable within thirty 10 days);

(f)by NGCG, if Acquired Company willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(g)by Acquired Company, if NGCG willfully fails to perform in any material respect any of its obligations under this Agreement.

8.2Effect of Termination. In the event of termination of this Agreement by either Acquired Company or NGCG as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of NGCG or Acquired Company, other than the provisions of this Section 8.2. Nothing contained in this Section 8.2 shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

8.3Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties upon approval by the party, if such party is an individual, and upon approval of the Board of Director of NGCG and of Acquired Company.

8.4Extension; Waiver. Subject to Section 8.1(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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8.5Return of Documents. In the event of termination of this Agreement for any reason, NGCG and Acquired Company will return to the other party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. NGCG and Acquired Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

Article IX – Indemnification and Related Matters

9.1Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any disclosure schedule, shall survive until twelve (12) months after the Effective Time (except for with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

9.2Indemnification.

(a)NGCG shall indemnify and hold Acquired Company and Acquired Company’s officers and directors (“Acquired Company Representatives”) harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “Losses”) to which NGCG may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by NGCG as set forth herein.

(b)Acquired Company shall indemnify and hold NGCG and NGCG’s officers and directors (“NGCG’s Representatives”) harmless for, from and against any and all Losses to which NGCG or NGCG’s Representatives may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by Acquired Company as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of Acquired Company prior to the Closing; or (B) the operations of Acquired Company prior to the Closing.

9.3Notice of Indemnification. Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article IX, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in

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connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article IX, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article IX or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article IX to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article IX, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

Article X – General Provisions

10.1Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a party as shall be specified by like notice.) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Eastern Time) on any business day, (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) if by personal

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delivery, upon actual receipt by the party to whom such notice is required to be given.

If to NGCG prior to Closing:

7950 East Redfield Road, Unit 210

Scottsdale, AZ 85260

If to Acquired Company:

7950 East Redfield Road, Unit 210

Scottsdale, AZ 85260

If to Owner:

1680 Michigan Avenue, Suite 700

Miami Beach, Florida 33139

10.2Definitions. For purposes of this Agreement:

(a)an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)“material adverse change” or “material adverse effect” means, when used in connection with Acquired Company or NGCG, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of NGCG to the consummation of the Share Exchange);

(c)“person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

(d)a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

10.3Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.4Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior

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agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

10.5Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.6Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.7Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

10.8Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.9Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “ Electronic Delivery “), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever

SHARE EXCHANGE AGREEMENT   |   PAGE 26

waives any such defense, except to the extent such defense related to lack of authenticity.

10.10Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

NGCG:	ACQUIRED COMPANY:

NEW GENERATION CONSUMER GROUP, INC.	SIGNATURE APPS, INC.

By: /s/ Jacob DiMartino	By: /s/ Jacob DiMartino
Jacob DiMartino	Jacob DiMartino
Chief Executive Officer	Chief Executive Officer
E-Mail: jacob.d@raadr.com	E-Mail: jacob.d@raadr.com

OWNER:

RAADR, INC.

By: /s/ Daniel Contreras

Daniel Contreras

Chief Executive Officer

E-Mail: dcontreras@telvantis.com

SHARE EXCHANGE AGREEMENT   |   PAGE 27

EXHIBIT A

Form of Closing Certificate of NGCG

CERTIFICATE OF NGCG

[Pursuant to Section 7.1(a) of the Share Exchange Agreement]

The undersigned, Jacob DiMartino, the duly elected and acting Chief Executive Officer of New Generation Consumer Group, Inc., a Delaware corporation (the “Company”), hereby certifies and affirms that each of the following is true and correct:

1.The representations and warranties of the Company contained in that certain Share Exchange Agreement (the “Exchange Agreement”) to which this Certificate relates are true and correct in all material respects on the date of this Certificate and, except for those representations and warranties which address matters only as of a particular date, with the same force and effect as if made as of this date.

2.The Company is a corporation duly organized and existing under the laws of the State of Delaware, and has the power and authority to own its properties and carry on its business in the manner in which such business is conducted.

3.The execution, delivery and performance by the Company of the Exchange Agreement, in accordance with the terms and provisions of the Exchange Agreement, have been duly authorized by appropriate corporate action of the Company.

4.The Company has full power, right and authority to enter into the Exchange Agreement and to perform their respective obligations under the Exchange Agreement, and the Exchange Agreement is the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

5.The Exchange Shares of the Company to be issued pursuant to the Exchange Agreement will be, upon issuance and delivery pursuant to the terms of the Exchange Agreement, validly issued, fully paid and non-assessable.

Certified and affirmed this 31st day of December, 2024.

NEW GENERATION CONSUMER GROUP, INC.

By: __________________________

Jacob DiMartino

Chief Executive Officer

SHARE EXCHANGE AGREEMENT   |   PAGE 28

EXHIBIT B

Form of Closing Certificate of Acquired Company and Owner

CERTIFICATE OF ACQUIRED COMPANY AND THE OWNER

[Pursuant to Section 7.2(a) of the Share Exchange Agreement]

The undersigned hereby certify and affirm that each of the following is true and correct:

1.The representations and warranties of Signature Apps, Inc., a Colorado corporation (the “Acquired Company”), in that certain Share Exchange Agreement (the “Exchange Agreement”) to which this Certificate relates are true and correct in all material respects on the date of this Certificate and, except for those representations and warranties which address matters only as of a particular date, with the same force and effect as if made as of this date.

2.Acquired Company is a corporation duly organized and existing under the laws of the Colorado, and has the corporate power and authority to own its properties and carry on its business in the manner in which such business is conducted.

3.The execution, delivery and performance by Acquired Company of the Exchange Agreement, in accordance with its terms and provisions, have been duly authorized by appropriate corporate action of Acquired Company.

4.Acquired Company has full power, right and authority to enter into the Exchange Agreement and to perform its obligations under the Exchange Agreement and the Exchange Agreement is the legal, valid and binding obligation of Acquired Company and is enforceable against Acquired Company in accordance with its terms.

5.The Ownership Interest of Acquired Company that is the subject to the Exchange Agreement is fully paid and non-assessable and, when transferred and sold on the Closing Date of the Exchange Agreement, will be free and clear of any liens, claims and encumbrances.

6.Acquired Company and Owner have each performed or complied with, in all material respects, all agreements and covenants required of them by the Exchange Agreement to which this Certificate relates.

Certified and affirmed this 31st day of December, 2024.

OWNER: RAADR, INC. By: __________________________ Daniel Contreras Chief Executive Officer	ACQUIRED COMPANY: SIGNATURE APPS, INC. By: __________________________ Jacob DiMartino Chief Executive Officer